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                                                                    EXHIBIT 23.1
                                                                    ------------


The Board of Directors
Vermont Telecommunications Network Services, Inc.


We consent to the inclusion of our report dated October 10, 1997, with respect to the balance sheets of Vermont Telecommunications Network Services, Inc. as of December 31, 1996, and the related statements of income and retained earnings and cash flows for the year ended December 31, 1996, which report appears in the Form 8-K of View Tech, Inc. to be filed on or about January 30, 1998.

We also consent to the inclusion of our compilation report dated January 21, 1998, with respect to the balance sheet of Vermont Telecommunications Network Services, Inc. as of September 30, 1997, and the related statements of income and retained earnings, and cash flows for the nine months then ended, which report appears in the Form 8-K of View Tech, Inc. to be filed on or about January 30, 1998. The report states that management has elected to omit substantially all disclosures required by generally accepted accounting principles.


/s/ McSoley McCoy & Co.


January 30, 1998